EXHIBIT 99.1

Rockwell Medical Reports First Quarter 2011 Results

Conference Call at 8:30am ET to Discuss Results

WIXOM, Mich., May 5, 2011 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, today announced results for the first quarter ended March 31, 2011:

Financial Highlights

  Sales of $13.3 million and gross profit margin of 12.4% were down $1.7 million and 3 percentage points respectively from first quarter 2010, due mainly to fluctuations in international orders.
  International sales decreased $1.25 million compared to first quarter 2010, due primarily to lower purchase volumes from an international distributor.
  SG&A increased 2.4% compared to first quarter 2010.
  R&D expense increased to $2.4 million, compared to $0.5 million in first quarter 2010.
  Net loss was ($2.9) million, compared to a net loss of ($0.4) million in first quarter 2010.
  Cash and short term investments aggregated $20 million at March 31, 2011.

Drug Development Highlights

  Phase III CRUISE studies began patient enrollment.
  PRIME study, for ESA-sparing data, began patient enrollment
  Completed GMP manufacture and packaging of SFP drug.

Mr. Robert L. Chioini, Chairman and CEO stated, "Beginning enrollment in our Phase III CRUISE-1 and CRUISE-2 clinical studies is a significant milestone for Rockwell. Our study design and current progress gives us great confidence in a successful outcome. We believe the new bundled reimbursement system now in effect for dialysis providers is an ideal scenario for SFP adoption upon FDA market approval." Mr. Chioini further stated, "Our first quarter operating performance was impacted primarily by volatility in our international sales orders. Our primary focus remains on the development of SFP and its potential to address other unmet medical needs, which has the potential to add further shareholder value."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2011 first quarter results on Thursday, May 5, 2011 at 8:30 am ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About Phase III CRUISE Trials:

Rockwell is conducting two pivotal Phase III clinical trials for SFP. Each study is a prospective, randomized, placebo-controlled, multicenter study to demonstrate efficacy and safety of SFP-iron, delivered via dialysate in adult CKD patients requiring hemodialysis. Each study will comprise 300 patients, randomized equally between SFP and placebo groups over a period of up to 12 months.

About SFP:

Soluble Ferric Pyrophosphate (SFP) is a novel, investigational, continuous iron therapy in late-stage clinical development, designed to treat iron deficiency anemia in ESRD patients.  In contrast to intravenous (IV) iron delivery, SFP is a proprietary, water-soluble iron that travels to the bloodstream and binds directly to apo-transferrin and then travels to bone marrow to assist in forming a healthy red blood cell, similar to normal physiologic dietary iron intake.  SFP is a continuous iron replacement treatment, delivering small doses of iron during every dialysis session, to replenish the 5-7mg of iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trial data to date suggests that SFP, delivered via dialysate during each dialysis treatment, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Academic studies have shown that more frequent maintenance doses of iron improve therapeutic response to erythropoiesis-stimulating agents (ESA's), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell has licensed exclusive world-wide rights to manufacture and sell SFP and has obtained patent protection for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $1 billion.

For a demonstration of SFP's unique mechanism of action, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD.  There are approximately 400,000 ESRD patients in the United States.  World-wide there are approximately 2 million ESRD patients, growing at an annual rate of 5-6 percent.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three months ended March 31, 2011 and March 31, 2010
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
Sales	$ 13,290,787	$ 14,979,952
Cost of Sales	11,639,242	12,666,423
Gross Profit	1,651,545	2,313,529
Selling, General and Administrative	2,246,553	2,194,903
Research and Product Development	2,402,596	517,415
Operating Income (Loss)	(2,997,604)	(398,789)
Interest and Dividend Income	85,968	9,458
Interest Expense	601	4,349
Income (Loss) Before Income Taxes	(2,912,237)	393,680
Income Tax Expense	--	--
Net Income (Loss)	$ (2,912,237)	$ (393,680)

Basic Earnings (Loss) per Share	($ .17)	($ .02)

Diluted Earnings (Loss) per Share	($ .17)	($ .02)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of March 31, 2011 and December 31, 2010

ASSETS	March 31, 2011 (unaudited)	December 31, 2010

Cash and Cash Equivalents	$ 7,952,402	$ 12,263,449
Investments Available for Sale	12,035,087	11,938,098
Accounts Receivable, net of a reserve of $29,000 in 2011 and $23,000 in 2010	4,687,658	4,507,296
Inventory	2,782,396	2,936,878
Other Current Assets	678,378	1,020,647
Total Current Assets	28,135,921	32,666,368

Property and Equipment, net	2,841,571	3,049,513
Intangible Assets	159,656	166,657
Goodwill	920,745	920,745
Other Non-current Assets	2,831,881	163,624
Total Assets	$ 34,889,774	$ 36,966,907

LIABILITIES AND SHAREHOLDERS' EQUITY

Capitalized Lease Obligations	$ 15,199	$ 18,215
Accounts Payable	2,701,365	3,659,507
Accrued Liabilities	2,807,411	2,577,022
Customer Deposits	201,912	165,476
Total Current Liabilities	5,725,887	6,420,220

Capitalized Lease Obligations	5,683	8,750

Shareholders' Equity:
Common Shares, no par value, 17,743,608 and 17,513,608 shares issued and outstanding	58,679,444	57,017,236
Common Share Purchase Warrants, 3,138,569 and 3,338,569 warrants issued and outstanding	8,130,502	8,275,509
Accumulated Deficit	(37,453,422)	(34,541,185)
Accumulated Other Comprehensive Loss	(198,320)	(213,623)
Total Shareholders' Equity	29,158,204	30,537,937

Total Liabilities And Shareholders' Equity	$ 34,889,774	$ 36,966,907

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2011 and March 31, 2010
(Unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net (Loss)	$ (2,912,237)	$ (393,680)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	329,955	363,479
Loss (Gain) on Disposal of Assets	6,070	7,539
Share Based Compensation – Non-employee Warrants	2,993	161,714
Share Based Compensation – Employees	1,054,838	740,446

Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	(180,362)	521,499
Decrease in Inventory	154,482	542,034
Decrease (Increase) in Other Assets	(2,325,988)	(118,892)
Increase (Decrease) in Accounts Payable	(958,142)	380,570
Increase (Decrease) in Other Liabilities	266,825	(279,032)
Changes in Assets and Liabilities	(3,043,185)	1,046,179
Cash Provided By (Used) In Operating Activities	(4,561,566)	1,925,677

Cash Flows From Investing Activities:
Purchase of Equipment	(121,082)	(320,635)
Purchase of Investments Available for Sale	(81,686)	--
Cash Used In Investing Activities	(202,768)	(320,635)

Cash Flows From Financing Activities:
Issuance of Common Shares and Purchase Warrants	459,370	5,148
Payments on Notes Payable	(6,083)	(14,063)
Cash Provided By (Used) In Financing Activities	453,287	(8,915)

Increase (Decrease) In Cash and Cash Equivalents	(4,311,047)	1,596,127
Cash and Cash Equivalents at Beginning of Period	12,263,449	23,038,095
Cash and Cash Equivalents at End of Period	$ 7,952,402	$ 24,634,222

CONTACT: Carl Belczynski, VP Investor Relations
         Rockwell Medical
         (248) 960-9009

         Brian Korb, VP
         The Trout Group LLC
         (646) 378-2923